Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE


                                                           Pro forma (1)
                                                   ----------------------------
                                                    Three Months Ended March 31
                                                   ----------------------------
                                                       1997            1998
                                                   ------------    ------------

Net income                                         $  1,144,451    $  2,108,269
                                                   ============    ============

Weighted average number of common shares
  issued and outstanding - basic                      9,890,270      11,881,604
Common stock equivalents -
  Options for common stock                              526,000         526,000
                                                   ------------    ------------
Weighted average common stock equivalents            10,416,270      12,407,604
Less treasury shares to be repurchased                 (198,685)       (140,020)
                                                   ------------    ------------

Weighted average shares outstanding - diluted        10,217,585      12,267,584
                                                   ------------    ------------


Basic earnings per share                           $       0.12    $       0.18
                                                   ============    ============

Diluted earnings per share                         $       0.11    $       0.17
                                                   ============    ============


(1) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method (using the initial offering price of $13.50 per share for periods prior to the initial public offering. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the 1996 exchange of shares resulting from the merger of affiliated companies, for the 1997 conversion of nonvoting to voting stock, for the 1997 1-for-2.5 reverse stock split and for the acquisition of entities under common control during the quarter ending March 31, 1998.

The Company's S Corporation status was terminated on May 8, 1997 and, accordingly, the Company became fully subject to federal and state income taxes on May 9, 1997. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for the three months ended March 31, 1998.


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